                                                                  EXECUTION COPY


                                                                   Exhibit 10.20

                                  ACTERNA LLC


                         _____________________________

                          SHORT-TERM CREDIT AGREEMENT

                           dated as of June 29, 2001

                         ______________________________




                          CREDIT SUISSE FIRST BOSTON,
                            as Administrative Agent

                           THE CHASE MANHATTAN BANK,
                             as Syndication Agent

                               TABLE OF CONTENTS

                                                                                                                                Page
 SECTION 1.  DEFINITIONS........................................................................................................   1
        1.1  Defined Terms......................................................................................................   1
        1.2  Other Definitional Provisions......................................................................................   7

 SECTION 2.  [RESERVED].........................................................................................................   8

 SECTION 3.  [RESERVED].........................................................................................................   8

 SECTION 4.  [RESERVED].........................................................................................................   8

 SECTION 5.  [RESERVED].........................................................................................................   8

 SECTION 6.  AMOUNT AND TERMS OF COMMITMENTS....................................................................................   8
        6.1  Commitments........................................................................................................   8
        6.2  Procedure for Borrowing............................................................................................   8
        6.3  Use of Proceeds of Loans...........................................................................................   9

 SECTION 7.  [RESERVED].........................................................................................................   9

 SECTION 8.  [RESERVED].........................................................................................................   9

 SECTION 9.  PROVISIONS RELATING TO THE LOANS; FEES AND PAYMENTS................................................................   9
        9.1  Repayment of Loans; Evidence of Debt...............................................................................   9
        9.2  Fees...............................................................................................................   9
        9.3  Optional Prepayments...............................................................................................  10
        9.4  Optional Termination or Reduction of Aggregate Commitment..........................................................  10
        9.5  Termination of Aggregate Commitment and Repayment..................................................................  10
        9.6  Conversion and Continuation Options................................................................................  10
        9.7  Minimum Amounts and Maximum Number of Tranches.....................................................................  11
        9.8  Interest Rates and Payment Dates...................................................................................  11
        9.9  [Reserved].........................................................................................................  11
       9.10  Computation of Interest............................................................................................  12
       9.11  Inability to Determine Interest Rate...............................................................................  12
       9.12  Pro Rata Treatment and Payments....................................................................................  12
       9.13  Illegality.........................................................................................................  13
       9.14  Requirements of Law................................................................................................  14
       9.15  Taxes..............................................................................................................  15
       9.16  Indemnity..........................................................................................................  17
       9.17  [RESERVED].........................................................................................................  18
       9.18  Certain Rules Relating to the Payment of Additional Amounts........................................................  18

SECTION 10.  REPRESENTATIONS AND WARRANTIES.....................................................................................  20
       10.1  Financial Condition................................................................................................  20
       10.2  No Change..........................................................................................................  20
       10.3  Corporate Existence; Compliance with Law...........................................................................  20

                                                                                                                                Page
       10.4  Corporate Power; Authorization; Enforceable Obligations............................................................  21
       10.5  No Legal Bar.......................................................................................................  21
       10.6  Representations and Warranties in Existing Credit Agreement........................................................  21
       10.7  No Default.........................................................................................................  21
       10.8  Federal Regulations................................................................................................  21
       10.9  Accuracy and Completeness of Information...........................................................................  22
      10.10  Senior Indebtedness................................................................................................  22

SECTION 11.  CONDITIONS PRECEDENT...............................................................................................  22
       11.1  Conditions to Closing Date.........................................................................................  22
       11.2  Conditions to Each Loan............................................................................................  23

SECTION 12.  PREPAYMENTS IN RESPECT OF EXISTING CREDIT AGREEMENT................................................................  24
       12.1  Prepayments under Existing Credit Agreement.  The Borrower agrees that it will not elect to make any prepayments of Revolving Credit Loans under (and as defined in) the Existing Credit Agreement at any time when any Loans are outstanding hereunder..............................................................................................  24

SECTION 13.  [RESERVED].........................................................................................................  24

SECTION 14.  [RESERVED].........................................................................................................  24

SECTION 15.  EVENTS OF DEFAULT..................................................................................................  24
       15.1  Certain Bankruptcy Events..........................................................................................  24
       15.2  Other Events of Default.  If any of the following events shall occur and be continuing:............................  24
       15.3  Certain Waivers....................................................................................................  25

SECTION 16.  THE ADMINISTRATIVE AGENT...........................................................................................  25
       16.1  Appointment........................................................................................................  25
       16.2  Delegation of Duties...............................................................................................  25
       16.3  Exculpatory Provisions.............................................................................................  26
       16.4  Reliance by Administrative Agent...................................................................................  26
       16.5  Notice of Default..................................................................................................  26
       16.6  Acknowledgments and Representations by Lenders.....................................................................  27
       16.7  Indemnification....................................................................................................  27
       16.8  Administrative Agent in its Individual Capacity....................................................................  27
       16.9  Successor Administrative Agent.....................................................................................  28
      16.10  Syndication Agent..................................................................................................  28

SECTION 17.  MISCELLANEOUS......................................................................................................  28
       17.1  Amendments and Waivers.............................................................................................  28
       17.2  Notices............................................................................................................  29
       17.3  No Waiver; Cumulative Remedies.....................................................................................  30
       17.4  Survival of Representations and Warranties.........................................................................  30
       17.5  Payment of Expenses and Taxes......................................................................................  30
       17.6  Successors and Assigns; Participations and Assignments.............................................................  31
       17.7  Adjustments; Set-off...............................................................................................  33
       17.8  Counterparts.......................................................................................................  34
       17.9  Severability.......................................................................................................  34
      17.10  Integration........................................................................................................  34
      17.11  GOVERNING LAW......................................................................................................  34
      17.12  Submission To Jurisdiction; Waivers................................................................................  34
      17.13  Acknowledgements...................................................................................................  35
      17.14  WAIVERS OF JURY TRIAL..............................................................................................  35
      17.15  Confidentiality....................................................................................................  35

SCHEDULES

Schedule I        Lenders; Commitments
Schedule II       Addresses for Notices
Schedule 10.4(a)  Required Consents, Authorizations and Filings*


EXHIBITS

Exhibit A         Form of Note*
Exhibit B         [Reserved]
Exhibit C-1       Form of Opinion of Debevoise & Plimpton*
Exhibit C-2       Form of Opinion of Mark V.B. Tremallo*
Exhibit D         Form of Assignment and Acceptance*
Exhibit E-1       Form of Notice of Borrowing (Drawings)*
Exhibit E-2       Form of Notice of Borrowing (Conversions)*
Exhibit E-3       Form of Notice of Borrowing (Continuations)*
Exhibit F         [Reserved]
Exhibit G         Form of U.S. Tax Compliance Certificate*

* Not included with this filing

(a)  ACTERNA LLC, a Delaware limited liability company (the "Borrower");

(b)  the Lenders from time to time parties hereto (the "Lenders");

(c) THE CHASE MANHATTAN BANK, as syndication agent (in such capacity, the "Syndication Agent"); and

(d) CREDIT SUISSE FIRST BOSTON, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders;


                             W I T N E S S E T H :
                             ---------------------


          WHEREAS, the Borrower has requested the Lenders to make available a short-term revolving credit facility; and

          WHEREAS, the Lenders are willing to provide the requested short-term revolving credit facility upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:


                            SECTION 1. DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Administrative Agent":  as defined in the preamble hereto.

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, the aggregate outstanding principal amount of all Loans made by such Lender.

          "Aggregate Commitment": $40,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

          "Agreement": this Short-Term Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Margin":  (a) with respect to Eurodollar Loans, 4.00% and
     (b) with respect to ABR Loans, 3.00%.

          "Assignee":  as defined in subsection 17.6(c).

          "Available Commitment": as to any Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment at such time over (b) such Lender's Aggregate Outstanding Extensions of Credit.

          "Borrower":  as defined in the preamble hereto.

          "Borrowing Date": any Business Day specified in a Notice of Borrowing pursuant to subsection 6.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Closing Date": the date on which the conditions precedent set forth in subsection 11.1 shall be satisfied or waived.

          "Commitment": as to any Lender, its obligation to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I (as deemed amended by any Assignment and Acceptance) under the heading "Commitment"; collectively, as to all the Lenders, the "Commitments".

          "Commitment Percentage": as to any Lender at any time prior to the expiration or termination of the Aggregate Commitment, the percentage which such Lender's Commitment then constitutes of the Aggregate Commitment (or, at any time after the Aggregate Commitment shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

          "Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Aggregate Commitment shall terminate as provided herein.

          "Contractual Obligation": as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Credit Agreement Event of Default": any "Event of Default", as defined in the Existing Credit Agreement.

          "Credit Documents":  this Agreement and the Notes.

          "Default": any of the events specified in subsections 15.1 or 15.2, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period (as specified in the applicable Notice of Borrowing) by reference to the applicable Telerate Page for deposits in Dollars for a period equal to such Interest Period (rounded, if necessary, upward to the nearest whole multiple of 1/100th of 1%); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "Eurodollar Base Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average (rounded, if necessary, upward to the nearest whole multiple of 1/100th of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by Credit Suisse First Boston at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurodollar funding (currently referred to as "Eurodollar Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                        Eurodollar Base Rate
               ----------------------------------------
               1.00 - Eurocurrency Reserve Requirements

          "Event of Default": any of the events specified in subsections 15.1 or 15.2, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Existing Credit Agreement": the Credit Agreement, dated as of May 23, 2000, among the Borrower, the German Borrowers parties thereto, the lenders parties thereto, Morgan Guaranty Trust Company of New York, as Administrative Agent, and others, as such agreement may from time to time be amended, supplemented or otherwise modified.

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "Fee Letter": the Fee Letter, dated as of the date hereof, among the Borrower, Credit Suisse First Boston and The Chase Manhattan Bank.

          "Funding Office": the office of the Administrative Agent specified in subsection 17.2 or such other office in the United States as may be specified by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

          "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee

     Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Interest Payment Date": (a) as to any ABR Loan, the last Business Day of each March, June, September and December and (b) as to any Eurodollar Loan, the last day of such Interest Period.

          "Interest Period":  with respect to any Eurodollar Loan:

               (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in its Notice of Borrowing given with respect thereto; and

               (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

               (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (4) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Lenders":  as defined in the preamble hereto.

          "Loan":  as defined in subsection 6.1.

          "Majority Lenders":  Lenders holding more than 50% of the amount of
     (a) at any time prior to the termination of the Aggregate Commitment, the Aggregate Commitment then in effect or (b) at any time after the termination or expiration of the Aggregate Commitment, the Aggregate Outstanding Extensions of Credit then outstanding

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of the Credit Documents as to the Borrower or the rights and remedies of the Administrative Agent or the Lenders hereunder and thereunder taken as a whole.

          "Non-U.S Lender":  as defined in subsection 9.15(c).

          "Note":  as defined in subsection 9.1(e); collectively, the "Notes."

          "Notice of Borrowing": with respect to (a) any borrowing of Loans, a Notice of Borrowing (Drawings), substantially in the form of Exhibit E-1,
     (b) any conversion of Loans, a Notice of Borrowing (Conversions), substantially in the form of Exhibit E-2 and (c) any continuation of Eurodollar Loans, a Notice of Borrowing (Continuations), substantially in the form of Exhibit E-3 hereto.

          "Parent": Acterna Corporation, a Delaware corporation and the holder of all outstanding capital stock of the Borrower.

          "Participant":  as defined in subsection 17.6(b).

          "Payment Office": the office in the United States specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

          "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.

          "Register":  as defined in subsection 17.6(d).

          "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

          "Responsible Officer": the chief executive officer and the president of the Borrower or, with respect to financial or benefits matters, the chief financial officer of the Borrower.

          "Senior Subordinated Note Indenture": as defined in the Existing Credit Agreement.

          "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Syndication Agent":  as defined in the preamble hereto.

          "Termination Date":  December 31, 2001.

          "Tranche": the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "Eurodollar Tranches".

          "Transferee":  as defined in subsection 17.6(f).

          "Type":  as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                            SECTION 2.  [RESERVED]

                            SECTION 3.  [RESERVED]

                            SECTION 4.  [RESERVED]

                            SECTION 5.  [RESERVED]

                  SECTION 6.  AMOUNT AND TERMS OF COMMITMENTS

          6.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make Loans ("Loans") in Dollars to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender's Commitment then in effect; provided that, after giving effect to the making of such Loan, the Aggregate Outstanding Extensions of Credit of all Lenders shall not exceed the Aggregate Commitment then in effect. During the Commitment Period the Borrower may use the Aggregate Commitment by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination of Eurodollar Loans and ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 6.2 and 9.6, provided that (x) no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date and (y) any Loans to be made on the Closing Date initially shall be made as ABR Loans.

          6.2 Procedure for Borrowing. The Borrower may borrow under the Aggregate Commitment during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans, or (b) on the requested Borrowing Date, otherwise), specifying
(i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor. Each borrowing under the Aggregate Commitment shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

          6.3 Use of Proceeds of Loans. The proceeds of the Loans shall be utilized by the Borrower for working capital and other general corporate purposes.

                            SECTION 7.  [RESERVED]

                            SECTION 8.  [RESERVED]

                 SECTION 9.  PROVISIONS RELATING TO THE LOANS;

                               FEES AND PAYMENTS
                               -----------------

          9.1 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 15). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 9.8.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain the Register pursuant to subsection 17.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 9.1(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon request of any Lender through the Administrative Agent (which request is made on or prior to the date on which such Lender becomes a Lender), the Borrower will execute and deliver to such Lender a promissory note, substantially in the form of Exhibit A (each, a "Note"), evidencing the Loans made by such Lender to the Borrower.

          9.2 Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders, the fees required to be paid pursuant to the Fee Letter in the amounts and on the date set forth therein.

          9.3 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' (or, in the case of prepayments of ABR Loans, same day) irrevocable notice to the Administrative Agent (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time on the date when such notice is due), specifying (i) the date and amount of such prepayment and (ii) whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given by the Borrower, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 9.16 and, except in the case of prepayments of ABR Loans, accrued interest to such date on the amount prepaid.

          9.4 Optional Termination or Reduction of Aggregate Commitment. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Aggregate Commitment or, from time to time, to reduce the amount thereof; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate principal amount of the Loans then outstanding would exceed the Aggregate Commitment then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Aggregate Commitment then in effect.

          9.5 Termination of Aggregate Commitment and Repayment. (a) The Aggregate Commitment shall terminate on the Termination Date and all amounts outstanding thereunder shall be due and payable on the Termination Date.

          9.6 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by delivering to the Administrative Agent an irrevocable Notice of Borrowing by 10:00 A.M., New York City time, at least one Business Day prior to the requested date of conversion; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by delivering to the Administrative Agent an irrevocable Notice of Borrowing by 10:00 A.M., New York City time, at least three Business Days' prior to the requested conversion date. Any such Notice of Borrowing with respect to a conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Lenders have determined that such a conversion is not appropriate and the Administrative Agent has given notice to the Borrower that no conversion may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower delivering to the Administrative Agent an irrevocable Notice of Borrowing, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, setting forth (among other things) the length of the next Interest Period to be applicable to such Loans, provided that (i) no Loan may be continued as a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Lenders have determined that such a continuation is not appropriate and the Administrative Agent has given notice to the Borrower that no such continuations may be made and (ii) no Loan may be continued as a Eurodollar Loan after the date that is one month prior to the Termination Date and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof.

          9.7 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche of Eurodollar Loans shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than five Eurodollar Tranches outstanding at any time.

          9.8 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin with respect thereto.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin with respect thereto.

          (c) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2%, or (y) in the case of any such overdue interest or other amount, the rate described in paragraph (b) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest or other amount is paid in full (after as well as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

          (e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

          9.9  [Reserved]

          9.10 Computation of Interest. (a) Whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 9.10(a).

          9.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted to or continued as Eurodollar Loans on the first day of such Interest Period shall be converted to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert any Loans to Eurodollar Loans.

          9.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, and any reduction of the Commitments of the Lenders shall be allocated by the Administrative Agent pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of Loans then held by the Lenders. Except as otherwise set forth herein, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim in immediately available funds and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Except as otherwise set forth herein, if any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension). If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 9.12 shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, upon three Business Days after receipt by the Borrower of written notice from the Administrative Agent specifying the amount such Lender failed to make available to the Administrative Agent, from the Borrower. Nothing contained in this subsection 9.12(b) shall prejudice any claims otherwise available to the Borrower against any Lender as a result of such Lender's failure to make its share of any borrowing available to the Administrative Agent for the account of the Borrower.

          (c) Notwithstanding anything to the contrary contained herein, in the event that the Administrative Agent shall make any payment to a Lender on account of amounts owing to such Lender by the Borrower hereunder and the Administrative Agent either (i) shall not receive the corresponding amount from the Borrower or (ii) shall be required to be return such amount to the Borrower, such Lender shall (upon the request of the Administrative Agent) promptly return to the Administrative Agent the amount of such payment.

          9.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans to the Borrower as contemplated by this Agreement ("Affected Eurodollar Loans"), (a) such Lender shall promptly give written notice of such circumstances to Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Eurodollar Loans, continue Affected Eurodollar Loans as such and convert ABR Loans to Affected Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurodollar Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Affected Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 9.16.

          9.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (or, if later, the date on which such Lender becomes a Lender):

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to any Eurodollar Loan made by it or its obligation to make Eurodollar Loans or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 9.15 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations under subsection 9.15(c) or 9.15(d)) and changes in taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii) shall impose on such Lender any other condition excluding any tax of any kind whatsoever;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amount or amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans, provided that the Borrower may elect to convert Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 9.14(a) and such amounts, if any, as may be required pursuant to subsection
9.16. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.

          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender) shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.

          (c) Any certificate provided pursuant to (a) or (b) above as to any additional amounts payable pursuant to this subsection to a Lender submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          9.15 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding taxes measured by or imposed upon the overall net income of the Administrative Agent or any Lender or its applicable lending office, or any branch or affiliate of either, and all franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of the Administrative Agent or any Lender or its applicable lending office, or any branch or affiliate of either, in each case imposed: (i) by the jurisdiction under the laws of which the Administrative Agent or such Lender, applicable lending office, branch or affiliate is organized or is located, or in which the principal executive office of the Administrative Agent or any Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and the Administrative Agent or such Lender, applicable lending office, branch or affiliate other than a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Note. If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld by the Borrower from any amounts payable to the Administrative Agent or any Section 9.15 Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such
Section 9.15 Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Section 9.15 Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Section 9.15 Lender that is not organized under the laws of the United States of America or a state thereof if such Section 9.15 Lender fails to comply with the requirements of paragraph (c) or (d) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such
Section 9.15 Lender, as the case may be, a certified copy of an original official receipt or other documentary evidence acceptable to the Administrative Agent received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Section 9.15 Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Section 9.15 Lender as a result of any such failure.

          (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (a "Non-U.S. Lender") shall:

          (X)(i) on or before the date of any payment by the Borrower under this Agreement or any Note to such Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, certifying that such Lender is entitled to an exemption from deduction or withholding of United States federal income taxes and United States backup withholding taxes with respect to payments under this Agreement and any Notes, together with such other forms, documentation or certifications as may be necessary to establish this exemption.

               (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

               (iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

          (Y) in the case of any such Non-U.S. Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that cannot comply with the requirements of subsection 9.15(c)(x) above, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit G (any such certificate a "U.S. Tax Compliance Certificate") and (B) two accurate and complete original signed copies of

     Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code and United States backup withholding taxes with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form, and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes;

          (c) unless in any such case, any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to subsection 17.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms, documentation or certifications to the Lender from which the related participation shall have been purchased, and such Lender shall in turn furnish all such required forms (including without limitation Internal Revenue Service Form W-8IMY), documentation and certifications to the Borrower and the Administrative Agent. Notwithstanding the foregoing, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

          (d) The agreements in this subsection 9.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          9.16 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (other than through such Lender's gross negligence or willful misconduct) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment by the Borrower of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 9.16, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          9.17  [RESERVED]

          9.18 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense, of the Borrower, each Section 9.15 Lender to which the Borrower is required to pay any additional amount pursuant to subsection 9.14 or 9.15, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that
(i) such Section 9.15 Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Section 9.15 Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Section 9.15 Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax.

          (b) If a Section 9.15 Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of the change, as of the date of the change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 9.14 or 9.15, the Borrower shall not be obligated to pay such additional amount.

          (c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Section 9.15 Lender by the Borrower pursuant to subsection 9.14 or 9.15, such Section 9.15 Lender shall take such steps as may reasonably be available to it and acceptable to the Borrower to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Section 9.15 Lender at another lending office, or through another branch or an affiliate, of such Section 9.15 Lender); provided that such Section 9.15 Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower that would be required to pay such additional amounts agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof). If a condition or event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 9.14(a)(i) (i.e. increased costs for taxes) such Lender shall promptly notify the Borrower and the Administrative Agent; provided that a failure on the part of a Lender to notify the Borrower shall not result in any liability to such Lender and shall not reduce the amount of any additional amounts payable hereunder to such Lender to the extent that such failure to notify the Borrower does not result in the payment of any additional amount by the Borrower pursuant to subsection 9.14(a)(i) which payment could have been avoided or reduced had the Lender notified the Borrower in accordance with this subsection 9.18(c).

          (d) If the Borrower shall become obligated to pay additional amounts pursuant to subsection 9.14 or 9.15 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection
9.14 or 9.15, the Borrower shall have the right, for so long as such obligation remains, (x) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan's principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (y) to the extent that no Default or Event of Default under subsection 15.2(a) or subsection 15.2(d) (with respect to violations of covenants in Section 13 of the Existing Credit Agreement) shall have occurred of which the Borrower has actual knowledge and is then continuing, upon at least four Business Days irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 9.16, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 17.6(c) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 9.14, 9.15 and 9.16 (as well as any commitment fees and other amounts then due and owing to such Lender) prior to such substitution or prepayment.

          (e) If the Administrative Agent or any Section 9.15 Lender receives a refund in respect of taxes for which the Borrower has made additional payments pursuant to subsection 9.14(a) or 9.15(a), the Administrative Agent or such
Section 9.15 Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority) to the Borrower, provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Administrative Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. Notwithstanding anything to the contrary contained in this clause
(e), no Lender shall have any obligation to disclose to the Borrower any of such Lender's books, records or tax filings.

          (f) For the purposes of subsections 9.14 and 9.15, a change in treaty, law, rule or regulation shall not include (i) the ratification or entry into force of the income tax treaty between Luxembourg and the United States of America or (ii) the new United States withholding regulations (Treasury Decision 8734, Treasury Decision 8804, Treasury Decision 8856 and Treasury Decision 8881) which become effective on January 1, 2001.

          (g) The obligations of the Administrative Agent and each Section 9.15 Lender or Participant under this subsection 9.18 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

                  SECTION 10.  REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

          10.1 Financial Condition. The audited consolidated balance sheets of the Parent and its Subsidiaries as at March 31, 1999 and March 31, 2000, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2000, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, on the basis disclosed in the footnotes to such financial statements, present fairly, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to the omission of certain footnotes and normal year-end audit and other adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by a Responsible Officer, and disclosed in any such schedules and notes, and except that such unaudited financial statements do not contain certain footnotes). All material Guarantee Obligations, material contingent liabilities and liabilities for taxes, or all material long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which according to GAAP must be reflected in such financial statements or the notes thereto are so reflected. During the period from December 31, 2000 to and including the date hereof there has been no disposition by the Parent or any of its Subsidiaries of any business or property that would be material to the Parent and its Subsidiaries taken as a whole, other than any such disposition which is reflected in the foregoing financial statements or in the notes thereto, or which has otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

          10.2 No Change. Since March 31, 2000, there has been no development or event relating to or affecting the Parent or its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

          10.3 Corporate Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of

Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          10.4 Corporate Power; Authorization; Enforceable Obligations. (a) The Borrower has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Credit Documents and to borrow hereunder and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents and the borrowings on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Borrower or any other Subsidiary of the Parent in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents, except for (i) consents, authorizations, notices and filings described in
Schedule 10.4(a), all of which have been obtained or made or have the status described therein and (ii) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

          (b) This Agreement has been, and each of the other Credit Documents and any other agreement to be entered into pursuant hereto will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each of the other Credit Documents and any other agreement to be entered into by the Borrower pursuant hereto will constitute upon execution and delivery, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          10.5 No Legal Bar. The execution, delivery and performance of each Credit Document by the Borrower, the incurrence of the Loans and the use of the proceeds of the Loans (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon the Parent, the Borrower, any other Subsidiary of the Parent or any of their respective properties or assets in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in the creation or imposition of any Lien on any of their properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations.

          10.6 Representations and Warranties in Existing Credit Agreement. The representations and warranties made by the Borrower and its Affiliates in or pursuant to the Existing Credit Agreement are, except to the extent that they relate to a particular date, true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof.

          10.7 No Default. No Default or Event of Default has occurred and is continuing; and no Default under (and as defined in) the Existing Credit Agreement has occurred and is continuing.

          10.8 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U.

          10.9 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in subsection 10.1, the Credit Documents (including the schedules thereto, but excluding any statements by the Administrative Agent or any Lender) and any other certificates or documents furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, did not as of the Closing Date, to the best knowledge of the Borrower, contain any material misstatement of fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which the same were made, not materially misleading; all except as otherwise qualified herein or therein, and such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrower or any of its Subsidiaries. It is understood that no representation or warranty is made concerning any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such financial statements, certificates or documents except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable. Such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

          10.10 Senior Indebtedness. The monetary obligations of the Borrower under this Agreement and the Notes constitute "Senior Indebtedness" under and as defined in the Senior Subordinated Note Indenture.

                       SECTION 11.  CONDITIONS PRECEDENT

          11.1 Conditions to Closing Date. The Closing Date shall be the date of satisfaction of the following conditions precedent:

          (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower.

          (b) Corporate Proceedings. The Administrative Agent shall have received, with a photocopy for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or comparable body of the Borrower authorizing (i) the execution, delivery and performance of each Credit Document and (ii) the borrowings contemplated hereunder, certified by the Secretary, an Assistant Secretary or other officer of the Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded except as any later such resolution may modify any earlier such resolution.

          (c) Incumbency Certificate. The Administrative Agent shall have received, with a photocopy for each Lender, a Certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Credit Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other officer the Borrower.

          (d) Corporate Documents. The Administrative Agent shall have received, with a photocopy for each Lender, complete and correct copies of the certificate of incorporation and by-laws (or analogous documents) of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other officer of the Borrower.

          (e) Consents, Licenses and Approvals. If there are any consents, authorizations or filings referred to in Schedule 10.4(a), the Administrative Agent shall have received, with a photocopy for each Lender, a certificate of a Responsible Officer of the Borrower stating that all such consents, authorizations and filings referred to in Schedule 10.4(a) are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

          (f) Legal Opinions. The Administrative Agent shall have received, with a photocopy counterpart for each Lender, the following executed legal opinions:

               (i) the legal opinion of Debevoise & Plimpton, special New York counsel to the Borrower, substantially in the form of Exhibit C-1; and

               (ii) the legal opinion of Mark V.B. Tremallo, Esq., internal counsel to the Borrower, substantially in the form of Exhibit C-2. Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (g) Fees. The Administrative Agent and the Lenders shall have received all fees, costs, and expenses due and payable on or prior to the Closing Date, including, without limitation, the fees referred to in subsection 9.2 and subsection 9.17.

If requested by the Borrower, the Borrower will receive an acknowledgment by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 11.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

          11.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, any Loan to be made on the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Credit Documents shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default, and no Default under (and as defined in) the Existing Credit Agreement, shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

          (c) Availability under Existing Credit Agreement. The aggregate amount of the Available Revolving Credit Commitments (as defined in the Existing Credit Agreement) of all lenders under the Existing Credit Agreement shall be less than $1,000,000, after giving effect to the Loans requested to be made on such date and the use of the proceeds thereof.

          Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection have been satisfied.

       SECTION 12.  PREPAYMENTS IN RESPECT OF EXISTING CREDIT AGREEMENT

          12.1 Prepayments under Existing Credit Agreement. The Borrower agrees that it will not elect to make any prepayments of Revolving Credit Loans under (and as defined in) the Existing Credit Agreement at any time when any Loans are outstanding hereunder.

                            SECTION 13.  [RESERVED]

                            SECTION 14.  [RESERVED]

                        SECTION 15.  EVENTS OF DEFAULT

          15.1 Certain Bankruptcy Events. If any Credit Agreement Event of Default under clause (a) or (b) of subsection 15.1 of the Existing Credit Agreement with respect to the Borrower shall occur and be continuing, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable

          15.2 Other Events of Default. If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof, or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof; or

          (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Credit Document or which is contained in any certificate furnished by it at any time under or pursuant to this Agreement or any such other Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) and (b) of this subsection 15.2), and such default shall continue unremedied for a period ending on the earlier of (i) the date 30 days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Borrower by the Administrative Agent; or

          (d) Any Credit Agreement Event of Default (other than those specified in subsection 15.1) shall occur;

then, and in any such event, either or both of the following actions may be taken:

               (i) with the consent of the Lenders, the Administrative Agent may, or upon the request of the Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and

               (ii) with the consent of the Lenders, the Administrative Agent may, or upon the request of the Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing on account thereof under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

          15.3 Certain Waivers. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                     SECTION 16.  THE ADMINISTRATIVE AGENT

          16.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

          16.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorneys in-fact selected by it with reasonable care.

          16.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall be under no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Credit Document, or to inspect the properties, books or records of the Borrower.

          16.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. With respect to any action permitted to be taken by the Administrative Agent hereunder or under any other Credit Document, the Administrative Agent shall take such action if directed to do so by the Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans..

          16.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          16.6 Acknowledgments and Representations by Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to each other party hereto that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents to each other party hereto that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution that makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          16.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          16.8 Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate thereof as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          16.9 Successor Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders.

          (b) If the Administrative Agent shall resign as "Administrative Agent" under this Agreement and the other Credit Documents, then the Lenders shall appoint from among the Lenders a successor Administrative Agent (which shall be a bank) for the Lenders, which successor Administrative Agent (provided that, to the extent that no Default or Event of Default is continuing at the time of such appointment, such Administrative Agent shall have been approved by the Borrower), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term "Administrative Agent" shall mean such successor Administrative Agent, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

          16.10 Syndication Agent. The Syndication Agent shall no duties or responsibilities hereunder in its capacity as such.

                          SECTION 17.  MISCELLANEOUS

          17.1 Amendments and Waivers. (a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 17.1.

          (b) Except as set forth in the succeeding paragraphs of this subsection 17.1, the Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (i) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive at the Borrower's request on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences (any such amendment, supplement, modification or waiver, a "Specified Change"); provided, that (y) without the written consent of the then Administrative Agent, no Specified Change shall amend, modify or waive any provision of Section 16 or any other provision of this Agreement governing the rights or obligations of the Administrative Agent and (z) without the written consent of all the Lenders, no Specified Change shall reduce any percentage specified in the definition of "Majority Lenders".

          (c) Without the written consent of each Lender directly affected thereby, no Specified Change shall reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate of any interest payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment or amend, modify or waive any provision of this subsection 17.1.

          (d) Without the written consent of all the Lenders, no Specified Change shall consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents.

          (e) Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          17.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered; (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid; (c) in the case of delivery by a nationally recognized overnight courier, when received or (d) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule II in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The
Borrower:                           Acterna LLC
                                    3 New England Executive Park
                                    Burlington, Massachusetts  01803
                                    Attention:  Mark V.B. Tremallo,
                                    Corporate Vice President and General Counsel
                                    Fax:  (781) 272-2304
                                    Phone:  (781) 221-2008

           with a copy to:          Debevoise & Plimpton
                                    875 Third Avenue
                                    New York, New York  10022
                                    Attention:  David A. Brittenham, Esq.
                                    Fax: (212) 909-6836
                                    Phone:  (212) 909-6000

The Administrative Agent:           Credit Suisse First Boston
                                    Eleven Madison Avenue
                                    New York, New York 10010
                                    Attention:  Agency Group
                                    Fax:  212-325-8309
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 2.2, 9.3, 9.4, 9.6 or 9.12(b) shall not be effective until received.

          17.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or the Borrower, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          17.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any certificate delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          17.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each of the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent; (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the several Lenders; (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, or the use of the proceeds of the Loans and other extensions of credit hereunder (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the

Administrative Agent or such Lender, as the case may be, (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent or any such Lender by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 17.5 to the Administrative Agent or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

          17.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents; provided that (unless the Borrower and the Administrative Agent otherwise consent in writing) no such participating interests shall be in an aggregate principal amount of less than $5,000,000 in the aggregate (or, if less, the full amount of such selling Lender's Loans and Commitments). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. Any agreement pursuant to which any Lender shall sell any such participating interest shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender's rights and enforce the Borrower's obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Credit Documents, and no Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Credit Document, provided that such participation agreement may provide that, without the consent of the Participant, such Lender will not agree to any amendment, supplement, modification or waiver reducing the amount or rate of, or extending the due date of, any payment hereunder, or consenting to the transfer by the Borrower of any of its rights or obligations hereunder. The Borrower also agrees that each Lender shall be entitled to the benefits of subsections 9.14, 9.15 and 9.16 without regard to whether it has granted any participating interests, and that all amounts payable to a Lender under subsections 9.14, 9.15 and 9.16 shall be determined as if such Lender had not granted any such participating interests.

          (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to (A) any Lender or any Affiliate thereof, or (B) with the consent of the Administrative Agent and the Borrower (which, in each case, shall not be unreasonably withheld), to any additional bank or financial institution (any such assignee, an "Assignee") all or any part of its rights and obligations under this Agreement and the other Credit Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee, such assigning Lender (and, to the extent required pursuant to (B) above, by the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (x) in the case of any such assignment, the sum (without duplication) of the aggregate principal amount of the Loans and the aggregate amount of the Available Commitment being assigned is not less than $5,000,000 (or, if less, the full amount of such selling Lender's Loans and Commitments), or such lesser amount as may be agreed to by the Borrower and the Administrative Agent, and (y) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrower's prior written consent shall be required for such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 17.6(c) would be entitled to receive any greater payment under subsection 9.14 or 9.15 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such payments unless the Borrower has consented in writing to the assignment and agreed in writing to waive the benefit of this sentence.

          (d) The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent, referred to in subsection
17.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly provide so). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $2,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Note held by it all or a portion of which are being assigned, and each Borrower, at its own expense, shall, upon the request to the Administrative Agent execute and deliver to the Administrative Agent (in exchange for the outstanding Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to (i) the amount of such Assignee's Commitment after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount of such Lender's Commitment after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked "canceled".

          (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 17.15, any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement. No assignment or participation made or purported to be made to any Transferee shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Transferee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes do not prohibit any pledge by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          17.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of any of its Loans, or interest thereon, pursuant to a guarantee or otherwise, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans or interest thereon, such benefitted Lender shall purchase for cash from the other Lender such portion of each such other Lender's Loans, or shall provide such other Lender with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such purchasing Lender were the direct holder of such portion.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 15.2(a) to set-off and appropriate and apply against any amount then due and payable by the Borrower under such subsection any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          17.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

          17.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          17.10 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

          17.11 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          17.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower or the applicable Lender, as the case may be, at its address set forth in subsection 17.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

          17.13  Acknowledgements.  The Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

          (b) none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          17.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          17.15 Confidentiality. (a) Each Lender and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees, agents, advisors and representatives) to keep confidential any Confidential Information, and in connection therewith comply with their customary procedures for handling confidential information of this nature and with safe and sound lending practices; provided that nothing herein shall limit its disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Lenders or the Administrative Agent, (iii) to bank examiners, insurance commissioners or other Governmental Authorities, having jurisdiction over the disclosing Lender, or to such Lender's auditors or accountants, (iv) to the Administrative Agent or any other Lender, (v) by the Administrative Agent or any Lender to an Affiliate thereof, (vi) in connection with any enforcement of any of the Credit Documents or (vii) to any Transferee or prospective Transferee or to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations that agrees to comply with this subsection and (in the case of any such Person that at the time of such disclosure has not yet become a Lender) executes and delivers to the Borrower a written instrument in favor of the Borrower confirming such agreement, in form and substance reasonably satisfactory to the Borrower; provided that (x) in the case of the preceding clauses (i) and (iii), such Lender shall, to the extent legally permissible, notify the Borrower of the proposed disclosure as far in advance as is reasonably practicable under the circumstances, (y) in the case of the preceding clauses (ii) and (iii), such Lender shall inform each such counsel, auditor or accountant of the agreement under this subsection 17.15 and take reasonable actions to cause compliance by any such Person with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 17.15) and (z) in the case of the preceding clause (v), such Lender or the Administrative Agent shall be responsible for any failure by such Affiliate of the Lender or the Administrative Agent to comply with this subsection. For purposes of this subsection 17.15, "Confidential Information" shall mean, with respect to the Administrative Agent or any Lender (an "Affected Party"), information delivered to such Affected Party by or on behalf of the Borrower, the Administrative Agent or any other Lender in connection with the transactions contemplated by or otherwise pursuant to this Agreement or information obtained by the Affected Party in the course of any review of the books or records of the Parent or the Borrower; provided that such term shall not include information (i) that was publicly known or otherwise known to such Affected Party prior to the time of such disclosure on a nonconfidential basis without a duty of confidentiality to any Credit Party or Subsidiary thereof being violated, (ii) that subsequently becomes publicly known through no act or omission by any Affected Party or any Person acting on the Affected Party's behalf, (iii) that becomes known to such Affected Party on a nonconfidential basis without a duty of confidentiality to the Borrower or Subsidiary thereof being violated and other than through disclosure by or on behalf of the Borrower or (iv) that constitutes financial information delivered to any Affected Party that is otherwise publicly available through no act or omission of any Affected Party or Person acting on such Affected Person's behalf.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              ACTERNA LLC, as Borrower


                              By:
                                  ---------------------------
                                  Name:
                                  Title:

                              CREDIT SUISSE FIRST BOSTON, as Administrative Agent and as a Lender


                              By:
                                  ---------------------------
                                  Name:
                                  Title:


                              THE CHASE MANHATTAN BANK, as Syndication Agent and as a Lender


                              By:
                                  ---------------------------
                                  Name:
                                  Title:

                                                                      SCHEDULE I

LENDERS; COMMITMENTS

            Lender                                  Commitment
            ------                                  ----------

Credit Suisse First Boston                          $20,000,000

The Chase Manhattan Bank                            $20,000,000
                                                    -----------
                    Total:                          $40,000,000

                                                                     SCHEDULE II

                             ADDRESSES FOR NOTICES

CREDIT SUISSE FIRST BOSTON
Eleven Madison Avenue
20th Floor
New York, NY 10010-3629
Attn: Robert Hetu
Tel:  (212) 325-4542
Fax:  (212) 325-8309

THE CHASE MANHATTAN BANK
270 Park Avenue
New York, NY 10017
Attn: William J. Caggiano
Tel:  (212) 270-1338
Fax:  (212) 972-0009